Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

May 18, 2021 and the Prospectus dated December 7, 2020

Registration No. 333-251186

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,400,000,000 3.900% Senior Secured Notes due 2052 (the “2052 Notes”)

$1,400,000,000 4.400% Senior Secured Notes due 2061 (the “2061 Notes”)

May 18, 2021

Pricing Term Sheet dated May 18, 2021

to the
Preliminary Prospectus Supplement dated May 18, 2021

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2052 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:

$1,400,000,000

On March 4, 2021, the Issuers issued $1,000,000,000 aggregate principal amount of 3.900% Senior Secured Notes due 2052 (the “Existing 2052 Notes”). The 2052 Notes offered hereby will be issued as additional notes under the indenture governing the Existing 2052 Notes, fully fungible with the Existing 2052 Notes, treated as a single class for all purposes under the indenture governing the Existing 2052 Notes, and issued under the same CUSIP numbers as the Existing 2052 Notes.

Title of Securities:	3.900% Senior Secured Notes due 2052

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This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Final Maturity Date:	June 1, 2052

Coupon:	3.900%

Benchmark Treasury:	1.875% due February 15, 2051

Benchmark Treasury Price and Yield:	89-06; 2.385%

Spread to Benchmark Treasury:	+177 basis points

Yield to Maturity:	4.155%

Issue Price:	95.578%, plus accrued and unpaid interest, if any, from June 1, 2021

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	December 1, 2021

CUSIP Number:	161175 CA0

ISIN Number:	US161175CA05

Optional Redemption:	Prior to the Par Call Date (as defined below), the 2052 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2052 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2052 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 30 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means December 1, 2051.

On or after the Par Call Date, the Issuers may redeem the 2052 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2052 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2052 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to the 2061 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$1,400,000,000

Title of Securities:	4.400% Senior Secured Notes due 2061

Final Maturity Date:	December 1, 2061

Coupon:	4.400%

Benchmark Treasury:	1.875% due February 15, 2051

Benchmark Treasury Price and Yield:	89-06; 2.385%

Spread to Benchmark Treasury:	+202 basis points

Yield to Maturity:	4.405%

Issue Price:	99.906%, plus accrued and unpaid interest from June 2, 2021

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	December 1, 2021

CUSIP Number:	161175 CC6

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

ISIN Number:	US161175CC60

Optional Redemption:	Prior to the Par Call Date (as defined below), the 2061 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 30 days’ prior notice to each Holder of the 2061 Notes to be redeemed, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) plus accrued but unpaid interest to but excluding the redemption date (subject to the rights of Holders of the 2061 Notes on a record date to receive the related interest payment on the related interest payment date).

“Applicable Premium” means with respect to a Note the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) 100% of the principal amount of such Note on the Par Call Date, plus (ii) all required interest payments due on such Note to and including the Par Call Date (excluding accrued but unpaid interest to the redemption date), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 35 basis points; over

(b) the outstanding principal amount of such Note; in each case, as calculated by the Issuers or on behalf of the Issuers by such Person as the Issuers shall designate.

“Par Call Date” means June 1, 2061.

On or after the Par Call Date, the Issuers may redeem the 2061 Notes, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 30 days’ prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of such 2061 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2061 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., to repay certain indebtedness and to pay related fees and expenses.

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Credit Suisse Securities (USA) LLC

RBC Capital Markets, LLC

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Goldman Sachs & Co. LLC MUFG Securities Americas Inc. TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	BNP Paribas Securities Corp. Barclays Capital Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

LionTree Advisors LLC

Academy Securities, Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Trade Date:	May 18, 2021

Settlement Date:

June 2, 2021 (T+10)

We expect that delivery of the 2052 Notes and the 2061 Notes (together, the “Notes”) will be made to investors on or about June 2, 2021, which will be the tenth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-251186)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Deutsche Bank Securities, Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005; Telephone: (800) 503-4611, E-mail: prospectus.CPDG@db.com, Mizuho Securities USA LLC, Attn: Debt Capital Markets, 1271 Avenue of the Americas, New York, NY 10020; Telephone: 866-271-7403 or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Telephone: (866) 718-1649, E-mail: prospectus@morganstanley.com.

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